Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS SECOND QUARTER 2017 FINANCIAL

RESULTS AND PROVIDE A BUSINESS UPDATE

Tuesday, August 15, 2017

10:30 a.m. Eastern Time

Operator

Good day, ladies and gentlemen, and welcome to the SANUWAVE 2017 Second Quarter Earnings call. All lines have been placed on a listen-only mode. [Operator instructions]. At this time, it is my pleasure to turn the floor over to your host, Lisa Sundstrom. Ma’am, the floor is yours.

Lisa Sundstrom – Chief Financial Officer

Thank you. Good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update of our most recent activities during the quarter as well as our second quarter 2017 annual financial results. Our quarterly report on form 10-Q was filed with the SEC on August 14, 2017. If you would like to be added to the company’s distribution list, please call SANUWAVE at 770-419-7525, or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the company’s filings with the Securities & Exchange Commission, including without limitation our forms, 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 15, 2017. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call. With that said, I would like to turn the call over to our Chairman of the Board, Kevin Richardson.

Kevin Richardson – Chairman and Chief Executive Officer

Thank you, Lisa, and thank you, everyone, for joining our call today.

Today we will update you on the many initiatives SANUWAVE is undertaking. We will also provide an update on where we stand in achieving our seven goals that we established at the beginning of 2017.

Lisa will review the financials. Pete will update you on the FDA and our partnership with eKare. André will provide an update on the international growth opportunities. Iulian will provide an update on R&D, discuss some of the college and university partnerships and our new blog, “Shock This”. I will finish with concluding remarks.

We have seven goals for 2017 that we set at the beginning of the year. If we are successful in achieving these goals, it will set the stage for continued sustainable explosive growth in 2018 and beyond. We remain on track for all of these goals. To review, they include FDA approval, which Pete will discuss, record international sales, which Andre will discuss, adding additional countries, again Andre will discuss this and I will follow up at the end, expanding our board, expanding our science advisors, beginning new clinical work in areas where we see tangential growth, and then adding at least one non-medical partnership by year end.

With that, let me turn it back to Lisa to review the financials.

Lisa Sundstrom – Chief Financial Officer

Thank you.

Revenues for the three months ended June 30, 2017 were $111,000, a decrease of $92,000 or 45% from the prior year. Our revenues resulted primarily from sales in Europe, Asia, and Asia/Pacific of our orthoPACE device and related applicators. The decrease in revenue for 2017 was due to lower sales of new orthoPACE devices and applicators in Europe and Asia/Pacific region as compared to the prior year.

Research and development expenses for the three months ended June 30, 2017 were $438,000, a decrease of $38,000 or 8% from the prior year. The decrease in 2017 was a result of lower consulting expenses related to the de novo petition submission to the FDA in July 2016 as well as lower travel expenditures.

General and administrative expenses for the three months ended June 30, 2017 were $952,000, an increase of $362,000 or 61% from the prior year. The increase for 2017 was due to non-cash compensation expense related to stock options issued in June 2017, an increase in our bad debt reserve related to our Korean distributor, and trade show attendance in Europe and the related travel expenses.

Net loss for the three months ended June 30, 2017 was $1.4 million compared with a net loss of $1.1 million in 2016, an increase in the net loss of $300,000 or 26%. The increase in net loss for 2017 was due to the non-cash compensation expense for stock options issued in June 2017 and the increase in bad debt reserve. This increase was partially offset by lower overall operating costs.

Looking at cash flows, as of June 30, 2017, we had cash on hand of $62,000 compared with $134,000 at December 31, 2016. Net cash used by operating activities was $572,000 for 2017 year-to-date compared with $1.7 million from the same period in 2016. The decrease in 2017 in cash used for operations was primarily due to lower operating expenses in 2017.

We continue to project that our cash burn rate from operations will be approximately $125,000 to $225,000 per month in 2017 as we continue to expand our international market, prepare for the commercialization of dermaPACE, and continue research and development of non-medical uses of our technology.

Now let me turn the call over to Pete Stegagno for a regulatory update.

Pete Stegagno – Vice President, Operations

Good morning, everyone. During our last call we informed you about our ongoing communications with FDA pertaining to our de novo petition for Class II classification for the dermaPACE system in treating diabetic foot ulcers. Particularly, we had been devoting a large amount of effort in addressing a deficiency letter received from FDA last January. These types of letters are common and is the preferred method FDA uses to request additional information related to a submission.

We submitted our full responses to the agency on July 17th. The questions and related responses ran the gamut from providing clarification on submitted clinical and technical information, requests for additional statistical analyses, requests for additional technical information and associated validations, requests for labeling clarification and changes and information related to biocompatibility and cleaning validations. Just within the past week we responded to another round of questions from the agency, the responses to which were submitted to FDA over this past weekend.

Unlike other types of submissions such as PMAs or 510(k)s, which are under strict timelines for decisions by FDA, de novo petitions do not carry any such decision timeline. With that said, we are anticipating a decision by FDA possibly by the end of Q3 with a higher probability of sometime in Q4. We remain optimistic as we believe a clearance for dermaPACE will allow this safe product with proven clinical benefits to enter the marketplace and set the stage for cost-effective wound healing solutions.

Because of the amount of effort required by all hands to develop our responses, other clinical work has taken a back seat. We anticipate devoting greater resources in the coming few months to restarting new clinical initiatives involving scar studies, additional DFU studies and other indications.

On a different note, we recently announced our relationship with eKare and their product, inSight. eKare’s inSight is a new and exciting platform for the wound care industry providing powerful 3D image capture and rendering via artificial intelligence allowing the clinician to better understand a patient’s wound that’s improved in the clinician’s ability to provide the optimal treatment. Additionally, inSight integrates a powerful data capture tool with cloud connectivity that can be adapted to maintain information related to the patient’s response to treatment. SANUWAVE sees eKare’s technology as an important next step collaboration to progress wound care management to a new level of effectiveness. We envision dermaPACE and inSight to be a wound management suite capturing wound response data.

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With sufficient data, eKare’s powerful AI driven date management tools can help the clinician to individually chart a patient’s wound management progress and provide options in conjunction with dermaPACE treatment. We see this collaboration and resulting wound evaluation and management tool as a logical progression in expanding our portfolio beyond a single device treatment for wounds.

With that said, I’ll turn it over to André Mouton to provide an international business update.

André Mouton – Vice President of International Sales and Relations

Thanks, Pete. Good morning, everyone.

During our last call, we mentioned that we shall refine our sales basis and ensure that we do extensive due diligence per country for targeted distributors or JV partner selection. These things are key for maximum exposure for our product and to faster market adoption in a specific country.

From feedback on the international market, we shifted our approach by country to ensure our designated distributors addressed both parts of our functionality, in other words, wound care and orthopedic. What we found is that no distributor can cover both indications that well and especially key opinion leader access is very specific for wound care or for orthopedics. Certain geographical areas and countries are also not fit for our standard distribution model. The focus has changed to ensure whom we engage can cover a region or our relationship is more to a “pay for play” engagement.

If we look at the existing markets, South Korea, where we have coverage via KOVE, our distributor, has seen an increase in focus within the DFU and dermatology market. We expect steady growth from this market. We also agreed with KOVE to share best practices for increased communication with all our other distributors. That way we can ensure we explore the winning techniques they tried for increased usage and potential trial selection and participation.

We mentioned during the last call that we had to reevaluate our current relationships in Europe. We are in discussions with some regional players for both orthopedic and wound care. Our orthopedic relationship is well advanced and the designated group is finalizing the testing period of the equipment. We are evaluating three potential regional wound care players currently as well.

Italy is very proactive and innovative with local market penetration. We have access to a key opinion leader study on leg ulcers with very promising results. This will be shared with international markets. We also have a change for reimbursement for orthopedic treatment in Italy which will affect our radial shockwave competitors. We have also started commercial discussions with our partner in Matek regarding the establishment of a refurbishment center in Italy to enhance our service delivery within the competitive European market.

Australia completed the critical VLU (venous leg ulcer study) and the paper has been accepted for publishing in the Wounds International Journal. Australia is a typical “follow the FDA” market and we expect a significant change in sales and exposure once we have the FDA approval.

The Canada relationship has been changed and ongoing efforts are underway to get momentum back and to get more sales initiated. We have engaged the services of a specialized wound care nurse and she is implementing the new roadmap for direct provider access for us.

When we look at the new markets which we mentioned, we have signed agreements with Taiwan. Finalization of the registration process is ongoing and we are expecting sales in the region of $3 million U.S. dollars and more within the next five years from Taiwan.

We have signed agreements with Indonesia with a wound care specialist group. We’ll now, via this relationship, have access to the national tender system in Indonesia, which means that public and private sales can be fast-tracked. Given the diabetes concerns with Indonesia, this relationship can be extremely beneficial for us with more than $5 million U.S. dollars expected in sales for the next five years.

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We have a signed agreement with Romania. This is a developing market and we are finalizing the registration documents with them.

We have a signed referral agreement with Columbia. This will increase our access to clinical trials and usage within current wound care regimens in that country.

We are to shift in focus for the Middle East, India and China, given the size and market potential, ongoing due diligence to ensure the partners we engage can add benefit of quick market access and can afford an investment relationship.

We are in discussions with a regional player within Southeast Asia for inclusion with the current wound care services that are due on behalf of companies and governments. This specific group also does distribution of equipment and can be a potential relationship partner for us. We are busy investigating that.

In Brazil, we have ongoing discussions with potential wound care distribution.

Africa penetration will still be done via South Africa. Targeted distributors are moving as fast as they can for finalizing potential relationship and signing off as our distributors, but they are hampered with an ever-changing regulation and potentially investment guidelines given the increased nationalization from the South African government.

I will now turn it over to Iulian Cioanta to provide an update in our research and development area.

Iulian Cioanta – Vice President of Research and Development

Thank you, Andre, and good morning, everyone.

At SANUWAVE we continue to develop our intellectual property assets and as of today SANUWAVE has 71 patents or patents pending in its portfolio covering a range of focused shockwave applications for medical and non-medical fields.

Our newest European patent EP 2,451,422 – that was issued on October 12, 2016 – covers new types of applicators that can be used for cardiology and endovascular fields, for treating infections, and for tissue healing and repair. The patented applicator’s design has its reflector opening intersecting the focal line of an ellipse at a non-perpendicular angle, whereas the existing applicators use classic reflectors that intersect the focal line of an ellipse only at a perpendicular angle. The new design allows the extracorporeal usage of such applicators in elimination of cardiovascular occlusions and atherosclerosis, regardless of vessel dimension. It provides a significant advantage compared to existing intracorporeal catheter-based devices, especially for below-the-knee arteries. The patent also includes a reversed reflector design with multiple geometries and movable electrodes, to generate simultaneously radial waves and focused shock waves for a wide range of energies. With this new design, the efficiency of surface treatment of cutaneous and subcutaneous disorders can increase significantly. The designated countries for this key European patent are Germany, United Kingdom, Spain, France, and Italy.

Since our last R&D update, our engineering team actively supported our FDA efforts and continued to improve the functionality and security of our existing product. SANUWAVE is also investing future applications for our technology by continuing our collaboration with the University of Georgia regarding bacterial killing, with Montana State University regarding destroying biofilms, and with Harvard University on the subject of stem cells application. This experimental work provides important details in using our technology for both medical and non-medical applications.

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Last but not least, as it is beneficial and needed that the medical personnel, patients, distributors, etc., to be more knowledgeable regarding SANUWAVE technology, we started our “Shock This” blog on the SANUWAVE website. We published entries to clarify a multitude of details, from what shockwaves are and how different they are from ultrasound producing sound waves, to the significant differences between focused shockwaves and different pressure waves known as radial waves, planar waves and unfocused waves, soft waves, which are marketed as shockwaves and in reality they are not.

We invite one to take a look at our science corner and let us know any questions one might have as it is our intention to continue the blog with more entries regarding the application of SANUWAVE space technology in many medical and non-medical fields due to its broad applicability.

That being said, I will return the discussion back to Kevin for concluding remarks.

Kevin Richardson – Chairman and Chief Executive Officer

Thank you, Iulian.

The second quarter was not great form a revenue standpoint, but given our size, judging one quarter or one month would lead to wild swings in trying to project where we’re headed. In fact, we shipped a record in July and we will be up dramatically Q3 ’17 over Q3 ’16, but we need to look at the long-term and look at the full year forecast, which we still feel confident will be up year-over-year.

I hope in a year or two we can all look back and laugh at discussing whether we’re shipping a certain amount of devices in any given quarter because the markets that we’re servicing are billion-dollar markets, especially once we get FDA approval. We have a safe product that works. I was reminded of this recently when meeting with Dr. Cassino in Italy. He presented a paper discussing how dermaPACE is the only product that can jumpstart healing when the healing is stalled out. We won’t replace all wound technology, but we will be additive and the market alone for this product is massive.

Let’s review our seven goals and where we stand. With regard to FDA, you heard Pete say earlier it could be as early as Q3, likely in Q4. I guess you could also say early 2018 if things don’t go well. International sales, André talked about adding new countries, and we’re on track to meet our projections for the full year. As I said, we had a good July and we’re having a good second half to the year. We’re seeing South Korea demand begin to pick up again as well.

New countries: We’ve added around four, five countries to date. We’ll get to seven or ten by the end of the year. A lot of these are orthopedic, so we’re saving some of the wound opportunities for after we have the FDA, and therefore it’s more valuable from a proposition standpoint. So we’re building a backlog of discussions on the wound side.

We do have one MOU with a company in one of the BRIC countries. It will be a joint venture with a sizable upfront payment. We have an MOU in place. We hope to announce it in the next few weeks. The deal is substantial in value with an NPV north of $20 million. We still need to finalize this, but it’s in process today.

From a board standpoint, we added Brit Kaltoft, and given that 100% of our revenue is international and we have MOUs ongoing with multiple countries, her background at Novo Nordisk is enormous, we’re lucky to have her on the board. Our science advisor addition, Pat Sesto, has already added value in the FDA response, and he’ll be invaluable for us in dealing with the VA and the military contracts that we seek going forward.

Clinical work in posters and papers, you’ll see us make a big push towards the end of the year launching at least one more study domestically. But in fact, we have two studies going on in South Korea. As André alluded to in Australia, they finished a study on VLUs. Italy will probably publish a paper from Dr. Cassino.

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Then finally, we’re in beta test on the water filtration company in Europe. We’re also working with Montana State on cleaning stone surfaces. So hopefully we will have a non-medical application to announce before the end of the year.

With all of that, you can see that we’ve been busy. The focus really has been on the FDA. The team’s done a tremendous job answering lots of questions and finally getting it to the finish line. We hope to get a response relatively soon.

With that, I’ll open it to Q&A.

Operator

Thank you. The floor is now open for questions

I will turn the floor back over to Kevin Richardson.

Kevin Richardson – Chairman and Chief Executive Officer

Great. I’d like to thank everyone for being on the call today. We will keep you updated as things progress. Whenever, as you know, if there’s anything material, whether it’s an MOU or a good size distribution deal or anything with the FDA, we will most likely hold a mid-quarter conference call. I’m hopeful that I’m talking to you before we talk about Q3. There’s enough in the pipeline right now that’s how we’ll handle it.

Again, as always, if anyone has any questions, wants to come visit, wants to chat on the phone, please let us know and come on down. Then also, I encourage people to go through the science portion of our site. Read some of the blogs, but also there’s a lot of information on the company and the technology there for those looking to get educated. Thank you and have a great day.

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